Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Achieves Fourth Quarter 2014 Revenue of $63.0 Million

Stellarex DCB Acquisition Closed and Stellarex Launched in Europe
Updates 2015 Outlook

COLORADO SPRINGS, Colo. (February 19, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three months and year ended December 31, 2014. Highlights of the quarter, all compared with the three months ended December 31, 2013 include:

•	Revenue of $63.0 million, up 50% (51% constant currency1)

•	Vascular Intervention revenue of $39.1 million grew 90% (91% constant currency)

•	U.S. peripheral atherectomy revenue grew 30%

•	AngioSculpt™ revenue of $14.7 million achieved

•	Lead Management revenue of $18.5 million increased 14% (15% constant currency)

•	U.S. revenue grew 52% to $52.3 million; International revenue grew 43% (49% constant currency) to $10.6 million

•	Closed acquisition of Stellarex™ Drug Coated Balloon (DCB); Launched Stellarex in Europe in January 2015

“The fourth quarter caps off a very productive year for our company.  Our tactical execution and performance combined with strategic progress set us up well for future growth and operating leverage.  Notably, we have early traction with ISR, our mechanical tools launch is ahead of schedule, the AngioScore integration is on track and, following our acquisition of the Stellarex platform in January, commercialization in Europe is underway.  Our competitive position is stronger than ever and we believe it will continue to improve over time,” said Scott Drake, President and Chief Executive Officer.

_____________________
1Constant currency, non-GAAP net loss, and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Net loss for the three months ended December 31, 2014 was $14.7 million, or $0.35 per share, compared with net income of $883,000, or $0.02 per share, for the three months ended December 31, 2013. Non-GAAP net loss1, which primarily excludes acquisition-related items, for the three months ended December 31, 2014 was $1.7 million, or $0.04 per share, compared with non-GAAP net income of $682,000, or $0.02 per share, for the three months ended December 31, 2013. Adjusted EBITDA1 was $3.2 million for the three months ended December 31, 2014 compared with $4.0 million for the three months ended December 31, 2013.

Year-To-Date Financial Results
Revenue for the year ended December 31, 2014 rose 29% to $204.9 million, including $29.6 million of AngioSculpt revenue, from $158.8 million for the year ended December 31, 2013. Vascular Intervention revenue increased 56% to $118.1 million, Lead Management revenue increased 7% (6% constant currency) to $66.7 million, and laser system, service and other revenue decreased 3% to $20.1 million.

On a geographic basis, revenue in the United States and Canada was $167.4 million, an increase of 29% from the year ended December 31, 2013. International revenue totaled $37.5 million, an increase of 31% (30% constant currency) from the year ended December 31, 2013.

Net loss for the year ended December 31, 2014 was $40.9 million, or $0.98 per share, compared with net loss of $370,000, or $0.01 per share, for the year ended December 31, 2013. Non-GAAP net loss for the year ended December 31, 2014 was $11.3 million, or $0.27 per share, compared with non-GAAP net income of $723,000, or $0.02 per share, for the year ended December 31, 2013. Adjusted EBITDA was $4.2 million for the year ended December 31, 2014 compared with $11.2 million for the year ended December 31, 2013.

2015 Financial Outlook
Spectranetics is updating its 2015 financial outlook to reflect the projected impact of Stellarex and adjustments for the weakening euro since the financial outlook provided in December 2014.

Spectranetics management continues to project revenue in the range of $258 million to $265 million, an increase of 26% to 29% over 2014. Management estimates the negative impact of a weakening euro at approximately $3 million. Projected sales from the Stellarex DCB products are anticipated to largely offset the foreign currency impact in 2015.

•
Vascular Intervention revenue growth is anticipated to be in the range of 41% to 46%. This includes projected AngioSculpt revenue of $62 million to $66 million and projected ISR revenue of approximately $15 million to $20 million.

•	Lead Management revenue growth is estimated in the range of 8% to 10%, which has been adjusted from the range of 11% to 12% provided previously, entirely due to the weaker euro.

_____________________
1Constant currency, non-GAAP net loss, and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Net loss for 2015 is projected to be in the range of $58.0 million to $62.0 million, or $1.36 to $1.46 per share. The net loss, excluding Stellarex, is projected to be $28.0 million to $32.0 million, or $0.66 to $0.75 per share. The net loss budgeted for Stellarex is approximately $30.0 million, or $0.71 per share. The Stellarex acquisition closed on January 27, 2015 and Spectranetics is in the early stages of integration. As integration proceeds, the budget will likely change. Also, the company has identified potential further applications of the technology that may enhance revenue and return metrics and entail additional investments.

Non-GAAP net loss for 2015 is projected to be in the range of $31.9 million to $35.9 million, or $0.75 to $0.84 per share. See “Reconciliation of non-GAAP Financial Measures” later in this release. Additional details supporting the 2015 outlook are provided below:

•
Gross margin is expected to be in the range of 74.5% to 75.0%. This includes improvement of approximately 50 basis points within the current business, which is offset by the dilutive impact of approximately 50 to 100 basis points associated with establishing manufacturing operations for the Stellarex product line.

•
Research, development and other technology expenses are expected to be approximately 25.5% to 26.0% of revenue, revised from 15.5% to 16.0% provided previously. The increase is entirely due to costs associated with the Stellarex program.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. MT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers, conference ID 69679617, or access the webcast on the investor relations section of the Company’s Web site at: www.spectranetics.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

Spectranetics recently acquired AngioScore Inc., a leading developer, manufacturer and marketer of cardiovascular, specialty scoring balloons and the Stellarex drug-coated balloon platform from Covidien.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee as well as the AngioSculpt® scoring balloon used in both peripheral and coronary procedures and the Stellarex drug-coated balloon platform. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2015 outlook including projected revenue and expenses, net loss and gross margin. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore and Stellarex into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead removal products, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034, our debt adversely affecting our financial health and prevent us from fulfilling our debt service and other obligations, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2013 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$62,959	$41,920	$204,914	$158,811
Cost of products sold	15,859	10,359	51,385	41,356
Amortization of inventory step-up	1,060	—	2,074	—
Gross profit	46,040	31,561	151,455	117,455
Operating expenses:
Selling, general and administrative	36,447	23,661	128,129	91,750
Research, development and other technology	9,311	5,760	28,675	22,080
Acquisition transaction and integration costs	9,233	—	17,288	—
Medical device excise tax	857	570	2,834	2,138
Acquisition-related intangible asset amortization	3,007	245	6,335	901
Contingent consideration expense	955	229	2,070	867
Intangible asset impairment and change in fair value of contingent consideration liability, net	—	(675)	3,074	(675)
Total operating expenses	59,810	29,790	188,405	117,061
Operating (loss) income	(13,770)	1,771	(36,950)	394
Other (expense) income, net	(1,864)	(3)	(4,273)	16
(Loss) income before taxes	(15,634)	1,768	(41,223)	410
Income tax (benefit) expense	(903)	885	(322)	780
Net (loss) income	$(14,731)	$883	$(40,901)	$(370)

Net (loss) income per common share:
Basic and diluted	$(0.35)	$0.02	$(0.98)	$(0.01)
Weighted average shares outstanding:
Basic	41,931	41,108	41,679	38,941
Diluted	41,931	42,741	41,679	38,941

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$95,505	$128,395
Accounts receivable, net	41,090	26,766
Inventories, net	25,446	9,476
Deferred income taxes, current portion, net	2,200	445
Other current assets	8,093	2,748
Total current assets	172,334	167,830
Property and equipment, net	33,819	28,281
Debt issuance costs, net	6,912	—
Goodwill and intangible assets	252,514	20,455
Other assets	1,371	591
Total assets	$466,950	$217,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$41,343	$23,225
Convertible senior notes	230,000	—
Other non-current liabilities	33,450	3,932
Stockholders’ equity	162,157	190,000
Total liabilities and stockholders’ equity	$466,950	$217,157

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2013	2014
(000’s, except laser sales and installed base amounts)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Disposable products revenue:
Vascular Intervention revenue (organic)	$20,555	$20,021	$22,496	$21,634	$24,371
Vascular Intervention revenue (AngioSculpt)	—	—	—	14,942	14,684
Total Vascular Intervention revenue	20,555	20,021	22,496	36,576	39,055
Lead Management revenue	16,286	14,470	16,114	17,569	18,509
Total disposable products revenue	36,841	34,491	38,610	54,145	57,564

Laser, service, and other revenue	5,079	5,123	4,945	4,641	5,395

Total revenue	41,920	39,614	43,555	58,786	62,959
Non-GAAP gross margin percentage (excluding amortization of inventory step up) (1)	75%	74%	76%	75%	75%

Net income (loss)	883	(5,661)	(6,565)	(13,944)	(14,731)
Adjusted EBITDA (1)	3,984	(2,610)	777	2,742	3,249

Cash flow provided by (used in) operating activities	5,029	(8,359)	(1,111)	(3,403)	(7,576)
Total cash and cash equivalents at end of quarter	128,395	120,866	107,027	103,538	95,505

Laser sales summary:
Laser sales from inventory	5	9	8	7	11
Laser sales from evaluation/rental units	5	4	1	5	2
Total laser sales	10	13	9	12	13

(1) Non-GAAP gross margin percentage (excluding amortization of inventory step up) and Adjusted EBITDA are non-GAAP financial measures. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measures.

Worldwide Installed Base Summary:
Laser sales from inventory	5	9	8	7	11
Rental placements	29	20	32	34	26
Evaluation placements	9	8	6	11	8
Laser placements during quarter	43	37	46	52	45
Buy-backs/returns during quarter	(18)	(17)	(15)	(11)	(10)
Net laser placements during quarter	25	20	31	41	35
Total lasers placed at end of quarter	1,144	1,164	1,195	1,236	1,271

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	December 31, 2014			December 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$52,310	$—	$52,310	$34,493	52%	52%
International	10,649	417	11,066	7,427	43%	49%
Total revenue	$62,959	$417	$63,376	$41,920	50%	51%

	Twelve Months Ended
	December 31, 2014			December 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$167,399	$—	$167,399	$130,126	29%	29%
International	37,515	(204)	37,311	28,685	31%	30%
Total revenue	$204,914	$(204)	$204,710	$158,811	29%	29%

THE SPECTRANETICS CORPORATION Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	December 31, 2014			December 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$39,055	$108	$39,163	$20,555	90%	91%
Lead Management	18,509	208	18,717	16,286	14%	15%
Laser System, Service & Other	5,395	101	5,496	5,079	6%	8%
Total revenue	$62,959	$417	$63,376	$41,920	50%	51%

	Twelve Months Ended
	December 31, 2014			December 31, 2013	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$118,148	$(88)	$118,060	$75,601	56%	56%
Lead Management	66,662	(106)	66,556	62,518	7%	6%
Laser System, Service & Other	20,104	(10)	20,094	20,692	(3)%	(3)%
Total revenue	$204,914	$(204)	$204,710	$158,811	29%	29%

THE SPECTRANETICS CORPORATION
Reconciliation of gross margin to non-GAAP gross margin excluding amortization of inventory step-up (in thousands, except percentages) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Gross profit, as reported	$46,040	$31,561	$151,455	$117,455
Amortization of inventory step-up (1)	1,060	—	2,074	—
Adjusted gross profit, excluding amortization of inventory step-up	$47,100	$31,561	$153,529	$117,455

Gross margin percentage, as reported	73%	75%	74%	74%
Non-GAAP gross margin percentage, excluding amortization of inventory step-up	75%	75%	75%	74%

Reconciliation of Net (Loss) Income to Non-GAAP Net (Loss) Income (in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net (loss) income, as reported	$(14,731)	$883	$(40,901)	$(370)
Acquisition transaction and integration costs (2)	9,233	—	17,288	—
Amortization of inventory step-up (1)	1,060	—	2,074	—
Acquisition-related intangible asset amortization (3)	3,007	245	6,335	901
Contingent consideration expense (4)	955	229	2,070	867
Intangible asset impairment and change in fair value of contingent consideration liability, net (5)	—	(675)	3,074	(675)
Release of valuation allowance related to AngioScore acquisition (6)	(1,266)	—	(1,266)	—
Non-GAAP net (loss) income	$(1,742)	$682	$(11,326)	$723

Footnote explanations can be found following the last non-GAAP tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net (Loss) Income Per Share to Non-GAAP Net (Loss) Income Per Share (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net (loss) income per share, as reported	$(0.35)	$0.02	$(0.98)	$(0.01)
Acquisition transaction and integration costs (2)	0.22	—	0.41	—
Amortization of inventory step-up (1)	0.03	—	0.05	—
Acquisition-related intangible asset amortization (3)	0.07	0.01	0.15	0.02
Contingent consideration expense (4)	0.02	0.01	0.05	0.02
Intangible asset impairment and change in fair value of contingent consideration liability, net (5)	—	(0.02)	0.07	(0.02)
Release of valuation allowance due to AngioScore acquisition (6)	(0.03)	—	(0.03)	—
Non-GAAP net (loss) income per share (7)	$(0.04)	$0.02	$(0.27)	$0.02

Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)

	Three Months Ended
	Dec 31, 2013	March 31, 2014	June 30, 2014	Sept 30, 2014	Dec 31, 2014
Net income (loss), as reported	$883	$(5,661)	$(6,565)	$(13,944)	$(14,731)
Income tax expense (benefit)	885	147	246	188	(903)
Interest (income) expense, net	(2)	(1)	489	1,801	1,773
Depreciation and amortization	2,419	2,459	2,473	2,691	2,855
Acquisition transaction and integration costs (2)	—	271	3,958	3,826	9,233
Amortization of inventory step-up (1)	—	—	—	1,014	1,060
Acquisition-related intangible asset amortization (3)	245	137	136	3,055	3,007
Contingent consideration expense (4)	229	38	40	1,037	955
Intangible asset impairment and change in fair value of contingent consideration liability, net (5)	(675)	—	—	3,074	—
Adjusted EBITDA (8)	$3,984	$(2,610)	$777	$2,742	$3,249

THE SPECTRANETICS CORPORATION Reconciliation of Net Loss to Adjusted EBITDA (in thousands) (unaudited)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Net loss, as reported	$(40,901)	$(370)
Income tax (benefit) expense	(322)	780
Interest expense (income), net	4,062	(3)
Depreciation and amortization	10,478	9,705
Acquisition transaction and integration costs (2)	17,288	—
Amortization of inventory step-up (1)	2,074	—
Acquisition-related intangible asset amortization (3)	6,335	901
Contingent consideration expense (4)	2,070	867
Intangible asset impairment and change in fair value of contingent consideration liability, net (5)	3,074	(675)
Adjusted EBITDA (8)	$4,158	$11,205

Reconciliation of 2015 Projected Net Loss to Non-GAAP Projected Net Loss (in millions) (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss, GAAP	$(62.0)	$(58.0)
Acquisition-related transaction and integration costs (9)	9.0	9.0
Acquisition-related amortization & contingent consideration expense (10)	17.1	17.1
Non-GAAP net loss	$(35.9)	$(31.9)

Reconciliation of 2015 Projected Net Loss Per Share to Non-GAAP Projected Net Loss Per Share (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss per share, GAAP	$(1.46)	$(1.36)
Acquisition-related transaction and integration costs (9)	0.21	0.21
Acquisition-related amortization & contingent consideration expense (10)	0.40	0.40
Non-GAAP net loss per share (7)	$(0.84)	$(0.75)

__________________

1)	Amortization of inventory step-up relates to the inventory acquired in the AngioScore acquisition.

2)
Acquisition transaction and integration costs in 2014 primarily relate to the AngioScore acquisition, which closed on June 30, 2014, and include investment banking fees, accounting, consulting, and legal fees. In the third and fourth quarters of 2014, integration costs also included severance and retention costs. In addition, these costs included $1.2 million and $5.6 million during the third and fourth quarters of 2014, respectively, for legal fees associated with a patent-related matter in which AngioScore is the plaintiff. In the fourth quarter of 2014, transaction and integration costs also included $1.5 million, primarily legal fees, related to the Stellarex™ acquisition, which closed on January 27, 2015.

3)
Acquisition-related intangible asset amortization relates to intangible assets acquired in the AngioScore acquisition in June 2014 and intangible assets acquired from Upstream Peripheral Technologies Ltd. (“Upstream”) in 2013.

4)
Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones, and to Upstream, primarily based on sales of the products acquired.

5)
Intangible asset impairment and change in fair value of contingent consideration liability, net, relates to intangible assets and contingent consideration liability acquired from Upstream. Due to factors associated with the access and overall retrograde interventional market and other relevant factors, in the third quarter of 2014, we recorded a net charge of $3.1 million, consisting of an impairment charge of approximately $4.1 million related to the intangible assets acquired and a reduction to the contingent consideration liability of $1.0 million. In the fourth quarter of 2013, we recorded a net credit of $0.7 million, consisting of a reduction to the contingent consideration liability of approximately $5.2 million and an impairment charge of approximately $4.5 million related to the intangible assets acquired.

6)
Included in the $0.3 million income tax benefit for the year ended December 31, 2014 is a $1.3 million tax benefit from the release of valuation allowance of our deferred tax assets (“DTAs”). In connection with our acquisition of AngioScore during the year ended December 31, 2014, deferred tax liabilities (“DTLs”) were established for the book-tax basis differences related to the non-goodwill intangible assets. These DTLs exceeded the acquired DTAs by $1.3 million.

7)	Per share amounts may not add due to rounding.

8)
In 2014, we are not adding back the medical device excise tax to Adjusted EBITDA, as the tax was also included in the 2013 results. Therefore, 2013 Adjusted EBITDA has been restated to include the medical device excise tax.

9)
Acquisition-related transaction and integration costs include AngioScore severance and retention costs of $2.1 million, legal fees associated with a patent-related matter in which AngioScore is the plaintiff of $4.9 million and estimated transaction and integration costs for the Stellarex acquisition of $2.0 million.

10)
Acquisition-related intangible asset amortization relates to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015, intangible assets acquired from Upstream, and amortization of acquired inventory step-up related to the inventory acquired in the AngioScore acquisition. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts that may be payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones, and to Upstream, primarily based on sales of the products acquired.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

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Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income or loss and reflect costs to us not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

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Items such as the acquisition transaction and integration costs and contingent consideration expense excluded from Adjusted EBITDA and non-GAAP net (loss) income can have a material impact on cash flows and GAAP net (loss) income and reflect economic costs to us not reflected in Adjusted EBITDA or non-GAAP net (loss) income.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

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Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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